Exhibit 10.3

Leave of Absence Agreement
This Leave of Absence Agreement (the “Agreement”) sets forth the agreement between salesforce.com, inc. (“Company”) and George Hu (“Executive”) with respect to the Executive’s personal leave of absence (“LOA”) from the Company.

Terms

1.	Start Date. Executive’s first day of LOA will be December 2, 2014.
2.Employment Status. The Company will continue as Executive’s employer during the LOA, although Executive shall have no day-to-day employment-related responsibilities to the Company during the LOA.
3. Equity Awards. In accordance with the Company’s personal leave of absence policy, Executive will continue to vest in his outstanding equity awards (“Equity”), during the first 31 days of LOA only (vesting through January 2, 2015). After such time, Equity vesting will be suspended until Executive returns to active employment with the Company.
4.Benefits. The Company will continue Executive’s current medical, dental and vision benefits and Executive’s life insurance policy during the LOA.
5.Salary. Executive’s salary will be discontinued as of the first day of LOA.
6.Bonus. The Company will pay Executive a pro-rated (approximately 10/12th of the amount otherwise payable) Kokua Plan Bonus (“Bonus”) in calendar year 2015. The amount of the Bonus shall be determined based on the same funding level multiplier applied to the Company’s Section 16 officers, without further individual discretionary adjustment by the Company’s Compensation Committee. The Bonus shall be paid in accordance with the Company’s standard practice for and at the same time as the Section 16 officers, which is expected to be on or about March 31, 2015, but in all cases before April 15, 2015, except in the event that Executive’s employment is terminated by the Company during the LOA before payment of the bonus, in which case, to the extent required to comply with IRC § 409A of the Internal Revenue Code of 1986, as amended and the final regulations and official guidance thereunder (“Section 409A”), an amount equal and in lieu of the bonus will be paid six months and one day after Mr. Hu’s employment is terminated.
7.Section 16 Status and Change in Control. Effective the first day of the LOA, Executive will no longer be a Section 16 officer. Executive’s change-in-control agreement will remain unchanged and in effect during the LOA.
8.Return to Active Employment. If Executive does not return to active employment with the Company by June 2, 2015, Executive will be considered terminated from employment with the Company for all purposes, including under all equity plans, and June 2, 2015 shall be Executive’s final day of employment for all purposes.

9.Section 409(a). It is intended that this Agreement comply with, or be exempt from, Section 409A  and any ambiguities or ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.
GEORGE HU
Dated: November 24, 2014    By      /s/ George Hu
George Hu
SALESFORCE.COM, INC.
Dated: November 24, 2014    By /s/ Burke Norton
Burke Norton
Executive Vice President and
Chief Legal Officer